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Presentation

Operator

Welcome to the Elme Communities Second Quarter 2025 Earnings Conference Call. As a reminder, today’s call is being recorded.

At this time, I’d like to turn the call over to Amy Hopkins, Vice President, Investor Relations. Amy, please go ahead.

Amy Hopkins - Vice President-Investor Relations, Elme Communities

Good morning and thank you for joining our second quarter earnings call. Today’s call will be available for replay on the Investors section of our website.

Statements made during this call may constitute forward-looking statements that involve known and unknown risks, and uncertainties, which may cause actual results to differ materially, and we undertake no duty to update them as actual events unfold. We refer to certain of these risks in our SEC filings.

Reconciliations of the GAAP and non-GAAP financial measures discussed on this call are available in our most recent earnings press release and financial supplement, which was distributed yesterday and can be found on the Investors page of our website.

Presenting on the call today will be Paul McDermott, our CEO; Steve Freishtat, our CFO; Tiffany Butcher, our COO; and Drew Hammond, our CAO and Treasurer.

And with that, I will turn the call over to Paul.

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Thanks, Amy. Welcome, everyone and thank you for joining us this morning. We’re pleased to report another solid quarter for Elme, reflecting both the stability of our portfolio and the continued execution of our operating strategy.

Our second quarter results are detailed in our earnings release and associated filings. And in addition to discussing our results, I want to spend time today discussing the announcement regarding our strategic alternatives review process. Steve will provide additional financial details about the proposed portfolio sale transaction and future asset sales, and Tiffany will cover our operating trends and initiatives.

On Monday, we announced that our Board of Trustees completed the formal evaluation of strategic alternatives that it announced back in February. After an extensive evaluation, we have entered into a definitive agreement to sell a portfolio of 19 assets to Cortland, an Atlanta-based multifamily real estate investment, development and management company.

At closing, which we currently expect to occur in the fourth quarter following receipt of shareholder approval and satisfaction of other customary closing conditions, Elme will receive from Cortland $1.6 billion in cash subject to certain adjustments. Along with the sale to Cortland, the Board has also approved a plan of sale and liquidation to sell our remaining assets.

As such, we will be looking for buyers of all Elme’s remaining multifamily assets as well as Watergate 600. This plan of sale and liquidation is also subject to shareholder approval. I want to take a moment to provide some history leading up to this transaction.

Over a decade ago, we launched a strategic transformation that streamlined our portfolio from four asset classes into one, including the sale of our office and retail portfolios in 2021. We designed and built a scalable operating platform, internalized multifamily operations and executed platform initiatives to improve our performance and profitability with the goal of reducing our cost of capital in order to scale our portfolio and further maximize shareholder value.

Despite the success we’ve had in transforming our company into a focused multifamily platform with strong operating capabilities, the current market environment has made it difficult to lower our cost of capital in a way that supports our ability to scale accretively.

Our agreement with Cortland and the decision to sell our remaining assets came after a thoughtful and deliberate review process, taking into account the work the company has already undertaken to scale and geographically diversify our portfolio. The review process by our Board and advisors was robust - more than 80 potential counterparties were contacted, including pension funds, insurance companies, institutional advisors, financial sponsors, multifamily managers, sovereign wealth funds, family offices and other public REITs - underpinning its unanimous determination that the combination of the sale of these assets to Cortland and a plan of sale and liquidation is expected to result in the greatest value for shareholders.

Importantly, for Elme, we anticipate a seamless transition of ownership to Cortland, enabling continuity of operations for both our residents and community team members and continuing our strong legacy of customer service excellence. We expect to prepare and file a preliminary proxy as soon as reasonably practicable that will more fully describe the proposed Cortland sale transaction and the proposed plan of sale and liquidation.

We intend to convene a special meeting this fall to approve these transactions. The Elme Communities Board has determined that these proposed transactions are in the best interest of our shareholders and unanimously recommends to our shareholders that they approve them.

As noted in our announcement, we intend to commence the marketing and sale of our remaining assets in the near future with a view toward completing these asset sales over the next 12 months. This marketing process should kick off in the third quarter and certain of these asset sales are likely to move forward regardless of the outcome of the shareholder votes on the Cortland transaction and plan and sale of liquidation, subject to the acceptability of pricing and other terms. Our goal, as always, is to maximize value for Elme’s shareholders.

And with that, I’ll turn it over to Steve to provide more detail around the shareholder benefits of this transaction and the subsequent sales.

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Thanks, Paul. As noted in our press release on Monday, Elme intends to return net proceeds from the Cortland transaction and other asset sales to shareholders.

Following the closing of the Cortland transaction, the company intends to declare an initial special distribution to shareholders, funded by the net proceeds from the Cortland transaction and a portion of the proceeds from the new debt we expect to place on Elme’s remaining assets. We estimate that the amount of this initial special distribution will be between $14.50 and $14.82 per share after considering, among other factors, repayment of all of our existing corporate debt, the anticipated amount of new debt financing and the company’s estimated transaction costs in connection with the portfolio sale transaction.

After this, subject to shareholder approval of the plan of sale and liquidation, and depending on the timing and outcome of asset sales, we expect to make additional distributions to our shareholders.

Our current estimate of the aggregate amount of additional distributions to shareholders from the sale of Elme’s nine remaining assets and Watergate 600 is between $2.90 and $3.50 per share, accounting for among other factors, estimated transaction expenses, payment of liabilities and the establishment of necessary reserves to satisfy outstanding liabilities, obligations and expenses associated with the final dissolution activities.

In total, the aggregate amount of distributions is expected to be between $17.58 and $18.50 per share. These figures include the company’s quarterly dividend distribution of $0.18 per share, which has been declared and is to be paid on October 3, 2025.

The tax treatment of the distributions we make following asset sales may vary depending on each shareholder’s particular situation. But assuming the Cortland transaction closes and plan of sale and liquidation is approved by shareholders, the initial special distribution following the Cortland transaction and all subsequent liquidating distributions by Elme in connection with remaining asset sales generally should be treated as a return of capital to shareholders to the extent of their basis in their Elme shares, with any excess treated as capital gain.

To the extent that the liquidating distributions are less than a shareholders’ tax basis in its Elme’s shares, that shareholder generally would recognize a capital loss on their Elme’s shares.

Additional information on both the Cortland transaction and the plan of sale and liquidation, as well as a more complete summary of the potential tax considerations and consequences will be available in the preliminary proxy that Paul mentioned earlier.

Looking ahead, the Elme team expects to report on material developments relating to the sale of our remaining assets through quarterly SEC filings as appropriate. That wraps up the overview of key financial details related to the transactions.

I’ll turn it over to Tiffany for an update on operating results for the second quarter.

Tiffany Butcher - Executive Vice President and Chief Operating Officer, Elme Communities

Thanks, Steve. As Paul stated, we are pleased to have delivered a solid quarter with year-over-year multifamily NOI growth of 4.5%, driven primarily by higher rental revenue and strong growth in fee income from our operational initiatives.

Our operating initiatives have driven strong growth, and combined with our strategic approach to asset management and our ongoing focus on enhancing customer service have led to consistent improvements in our operating performance over time.

I want to take a moment to recognize and thank our dedicated team members, whose efforts over the past several years, have been instrumental in executing our long-term plan to enhance the value living experience for our residents. We believe the foundation we’ve built, positions us to realize significant value through the announced Cortland sale, as well as through the sales of our remaining portfolio.

Turning to the near-term macro environment. Monthly effective rent growth for the Washington Metro Area continues to outpace the national average according to data from RealPage, and the Washington Metro ranked sixth in the nation in terms of transaction volume during the second quarter. Defense spending is now projected to exceed prior estimates, which could meaningfully offset broader federal workforce reductions in the region.

Looking ahead, we remain confident in the strength of our portfolio and ability to achieve favorable executions as we sell our remaining assets.

And with that, I’ll turn it back to Paul for some closing remarks.

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Thanks, Tiffany. I want to take a moment to reiterate Tiffany’s thanks to our entire team, both past and present, for their incredible hard work and dedication over the years.

Their efforts have been instrumental in driving a successful outcome for our shareholders. Through periods of change, our teams continue to uphold and advance our brand values, delivering excellent customer experiences that distinguished us in the market and redefine what customers can expect at value-driven price points.

I’d also like to extend my appreciation to our Board of Trustees for their support and for their thoughtful deliberation and careful selection of the path they believe offers the best outcome and greatest value.

With that, I’ll hand the call over to the operator to begin Q&A.

Operator

Certainly. Everyone at this time, we will be conducting a question-and-answer session. [Operator Instructions] Your first question is coming from Cooper Clark from Wells Fargo. Your line is live.

Q: Great. Thank you for taking the question. I’m wondering if you could provide more color on the building blocks to get to the $3.20 midpoint in distributions expected from the sale of the remaining portfolio. If you could break out sort of what’s coming from expected pricing on the assets and kind of the offset from any expected leakage or liabilities in reserves that Steve spoke to earlier on the call. Just trying to get a better sense on what the pricing expectation is embedded in that $3.20.

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Yes. Cooper, this is Steve. And to the extent that I can get you the information right now, the company’s current estimates of the net proceeds, as you mentioned, of the remaining assets is based on a number of estimates and assumptions, which includes estimated expenses and payments of liabilities.

As far as additional information, there will be more in the proxy on the estimates and assumptions that will be more fully described when the proxy is filed in connection with these proposed transactions.

Q: Okay. I guess just zooming in on a few of the specific assets in the remaining portfolio, if we could just quickly talk about both Watergate and Riverside, and sort of, how to think about those assets in a sale. I guess, on Watergate, could you just sort of talk about any potential office to resi conversion for a potential buyer and what’s the right way to think about the sale on Watergate. I appreciate that you bought it in 2Q, 17 for $135 million. And then also Riverside, given the density and the development upside, is that fair to assume a higher cap rate on that versus some of the DC and Maryland and Atlanta portfolio, just given that it will take a specific buyer?

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Cooper, it’s Paul. Let’s start with the Watergate. As you know, we’ve never formally taken the Watergate out and done a formal sales process. And we’ve really been focused on the operations and the leasing of the asset. So, we’re looking forward to seeing the market pricing, but we recognize that DC is still a sought aftermarket with, I think, Tiffany alluded to it ranked sixth in The United States in terms of transaction volume.

So, we will be taking those assets out here in the third quarter with a view of trying to complete the sale of all the assets over the next twelve months. In terms of Riverside, obviously, a little bit larger asset. But we like the trends that we’ve seen in the marketplace. And in terms of the additional FAR that we went through, we’re not going to or we’ll be watching as people add if they bifurcate the transaction and look at income versus additional FAR. But we’ll have a better lens into that in the coming months.

Q: Great. Thank you. And then on the Maryland portfolio, just curious how much potential policy risks come into play and what’s the right way to think about some of the puts and takes related to Maryland specifically? And then also, question for Tiffany, if you could just sort of talk about the Remainco portfolio and some of the trends year-to-date versus the kind of legacy portfolio average, whether it’s revenue growth or blended rent growth?

Tiffany Butcher - Executive Vice President and Chief Operating Officer, Elme Communities

Sure. So, Cooper, let’s start with your question on the Maryland assets. As you know, rent control was put in place in Montgomery County, and I think that has now been baked into how investors are underwriting assets. I think it’s pretty understandable process in Montgomery County. We continue to see transaction volume in Montgomery County.

So, we are excited to launch the marketing process for those assets. And as we stated in our prepared remarks, we are confident in our ability to ultimately execute successfully on the sale of those communities. In terms of your question on Remainco, I would refer you to our supplement, where we provide asset-level details starting on Page 22 of our supplement.

But if you were just kind of asking about big picture trends, I would be more than happy to kind of talk about the trends we’re seeing in our various markets. As I mentioned in my prepared remarks, Northern Virginia continues to be a very strong market for growth in the area. We continue to see both strong new lease rate growth, as well as renewal rent growth. Maryland, also we’ve seen positive blended lease rate growth year-to-date, really driven by very strong renewals there. And DC has tended to be a little bit more flat in terms of blended lease rate growth year-to-date, driven by strong renewals that are covering some of the softness in new lease rate growth in the DC market.

Q: Great. Thank you for taking the questions.

Operator

Thank you. Your next question is coming from Anthony Paolone from JPMorgan. Your line is live.

Q: Thank you and congratulations on getting everything through your process there. I know you may be constrained on what all you could say. But to the extent you can, maybe Paul, can you take us a bit into the process and just what liquidity looked like as you brought the company and the portfolios out to market in terms of were there limitations on liquidity as the deal size got bigger or certain quality cuts of assets that had more demand versus others or just anything you can help us with to give us some context around liquidity that was out there in this process would be great.

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Sure, Tony. The Board with assistance from its dedicated transaction committee, which was comprised of all independent trustees, really conducted a thorough evaluation of all the potential strategic alternatives, including keeping Elme under its current business strategy. But the goal obviously, when we started this, we announced this process in February was making an informed determination that the Board believed would be the best opportunity for maximizing value for our shareholders.

As I think you know, we engaged financial advisors to assist with this process and those advisors contacted everyone from, as I said earlier, pension funds, insurance companies, institutional advisors, financial sponsors, multifamily managers, sovereign wealth funds, family offices and other public REITs. I think the Board and the transaction committee recognized our goals prior to the strategic process of being our efforts to undertake to scale the portfolio and reduce its cost of capital.

And so, as we looked as operators and the management team and board looked, we were really trying to scale the business, grow the operations effectively and make accretive acquisitions. The process did not produce a viable offer on an entity level basis at a price that the transaction committee and the Board considered more attractive than the combination of the portfolio sale to Cortland and the liquidating distributions that the company would make with our plan of sale and liquidation. And I think the Board unanimously determined that what we’ve proposed are advisable and in the best interest of the shareholders, Tony.

Q: Okay. Was there a dynamic where did the potential bidders wanted more value-add versus more core or just the size got a little bit too big or is there anything to glean from that?

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

I think a lot of this will be addressed in the proxy statement that’s going to be coming out. But I think you had a wide array of, as I said, we contacted over 80 capital sources and you had a wide array of capital sources with different criteria.

Q: Okay, I understand. And then just second question, anything you can give us in terms of just total costs for the transaction, either advisors originating that piece of debt that you’ll take on, just transfer taxes, anything of that nature that you could put brackets around?

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Yes, Tony, I mean, in our estimates, those are factored in. But kind of similar to what Paul just mentioned, the additional information regarding the transaction costs will be in the proxy statement that will be filed in due course.

Q: Okay, fair enough. Thank you.

Operator

Thank you. Your next question is coming from Michael Lewis from Truist Securities. Your line is live.

Q: Great. Thank you. So, Paul, I appreciate your comments. I know it must be bittersweet to maximize value in this way after all the work you and the team have done. My question, assuming Cortland closes that leaves us with the 10 assets to talk about. Is there any reason you could give why Cortland left these assets out? Was there a theme I realize Watergate is a unique asset. But among the remaining apartment assets, was there something about those that didn’t meet their investment goals or their criteria or whatever it is? Is there some reason that kind of runs through it why those assets are left out of the deal?

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Michael, as I said earlier, it was a very thorough process that was conducted by our Board and with the transaction committee and a number of strategic alternatives and combinations were considered. And as we all have said, additional information regarding all of the alternatives that were evaluated are going to be in our upcoming proxy statement. But our Board determined that the combination of this portfolio of sale to Cortland plus the individual sales of the remaining assets was the right path forward to maximize value for our shareholders.

Q: Okay. Were there interested buyers for the remaining assets as you ran the process that maybe you could go back to? And do you think does being a motivated seller impact the value now as you liquidate those assets, do you think?

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

I’m sure from a macro level, Michael, I think that obviously when we look back at our process, you’re going to have a wider pool of bidders on a one-off basis versus an entity-level basis. So, we’re looking forward to commencing our sales process and getting the maximum value allowable from the market for our shareholders.

Q: Okay. And then just lastly from me, I assume you’ll be making the additional distributions as you close deals. So, it won’t just be one at the end. And also, as you run the operation forward now, however long this takes, how lean does the operation get in terms of overhead and kind of continuing to run the company now the next few months?

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Yes, Michael. As far as the distributions, obviously we’ll suspend our quarterly distribution after the $0.18 distribution that we have that I mentioned in my prepared remarks in October. But future liquidating distributions would be at the Board’s discretion following future sales.

As far as you kind of talked about expenses and we expect some changes will be made to expenses as we conduct the sales of the remaining assets and begin to reduce the size of the company. Those estimates are in the numbers that we have talked about.

Q: All right. Thank you, guys. Appreciate it.

Operator

Thank you. [Operator Instructions] Your next question is coming from John Palowski from Green Street. Your line is live.

Q: Thanks for the time. I know you can’t quantify the expected frictional costs. But I’m just confirming that the distributions you laid out to shareholders in the press release are net of all expected costs and there aren’t any additional costs that might drive a diminution in proceeds to shareholders when all is said and done?

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Yes, John. This is Steve. And you’re correct that the estimates that we have include estimated expenses and payment of liabilities.

Q: Okay. I wanted a few questions on timing of the liquidation. First, on the remaining multifamily assets, could you put brackets around like fastest and slowest you think you can get or the next buyer could close on the DC and Maryland assets that need to go through or potentially need to go through a right of first refusal process? What’s the quickest and the slowest you think the multifamily assets could sell?

Tiffany Butcher - Executive Vice President and Chief Operating Officer, Elme Communities

So, I can start off on that, John. Elme intends to begin the process of marketing our assets, the nine multifamily assets and Watergate starting in the third quarter, with obviously the view towards completing all of the asset sales within the next 12 months.

In terms of you mentioned DC and the TOPA process, and what I would say to that is that we’ve been operating in this market for a very long time. We know the TOPA process and we do plan to take the DC assets out along with the Maryland assets sooner rather than later given the timeline that it does take to get through both the TOPA process in DC and HSE requirements in Montgomery County. And we’re going to certainly work with any tenant association and prospective buyer to progress the sale process in a timely manner. But we feel that the timelines that we have laid out in terms of being able to complete in the next 12 months are realistic taking into account those processes.

Q: Okay. Just a question on why it would take a full 12 months. Is the 12 months just give you enough cushion and potentially dose of conservatism? Or you really think a TOPA process or a ROFR process in Maryland could really take 12 months? My understanding would be more of a four to six-month process in these markets. But I could be wrong.

Tiffany Butcher - Executive Vice President and Chief Operating Officer, Elme Communities

Yes, John. When we’re talking about 12 months, we are talking about the entire Remainco portfolio, we’re not commenting on the specific timeline for any one asset. So, we have laid out the view of trying to complete all of the asset sales within that 12-month period.

Q: Okay. One more from me. Could you share some views in the lease roll at Watergate? I think it’s 82% leased right now. Where is that leasing percentage likely to trend in the next six months based off of known moveouts and leasing progress you’re doing right now?

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Well, John, we’re still in discussions with our largest tenant to determine their ultimate footprint. But your 82% number is accurate, which is where we hope to finish the end of 2025. We do recognize that we have almost 9% expiring in 2026. But we hope to be successful in some of our re-leasing efforts on that.

Q: Okay. Sorry, one more, bear with me. I want to go back to the timing. Is there anything other than potential challenges of selling Watergate and the regulation hurdles for the multifamily, is there anything idiosyncratic in this portfolio that would take 12 months to Remainco to liquidate? Again, it strikes me as a long horizon.

Tiffany Butcher - Executive Vice President and Chief Operating Officer, Elme Communities

No. I mean, I think we’ve laid out that there will be different timelines associated with each asset in the portfolio. But we are going to begin kicking them off starting in the third quarter. And we’ll be working to execute the sale process as quickly as practicably possible.

Q: Okay. Thank you.

Operator

Thank you. Your next question is coming from Cooper Clark from Wells Fargo. Your line is live.

Q: Hey, this is Jamie Feldman following up. Just stepping away from the transaction for a second, you guys have had front row seats in probably the most controversial and interesting apartment market in the country this year with the DOGE announcements and all the other ups and downs of the market. Can you just talk us through kind of looking back at the headlines, the timing of the headlines and the impact on leasing volumes across your markets, across your submarkets? I think we’re all just trying to understand what the real impact is. DC is kind of surprised to the upside so far for people. Is it over? Or maybe by the time some of these layoffs hit and people are off there the period after layoffs, where they’re still getting paid, like we still have a shoe to drop. Just curious what your thoughts are in across the different submarkets within DC?

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Jamie, it’s Paul. I’ll start and then I’ll ask Tiffany to follow up on our portfolio and what we’ve observed. I think that the alarm bells that were sounded right at the beginning of the year were probably a bit overblown in terms of our ability to continue the momentum. I think we tried to articulate that in our guidance for 2025.

We did have things slowing down at the back half of the year, which we did incorporate in there and we did factor in a number of various scenarios and outcomes that could impact both our occupancy and our pricing leverage. But I feel that right now, the market and Tiffany can get into it more, the market will, either based on seasonality or some other external factors, we will see some type of slowdown. But I think if you look at Elme’s track record for the first six months of this year, we’ve had beats and we feel very optimistic about this portfolio and the assets moving forward. Tiffany?

Tiffany Butcher - Executive Vice President and Chief Operating Officer, Elme Communities

Yes, just kind of adding on to that. As I mentioned in my prepared remarks, monthly effective rent growth for the Washington Metro Area continues to outpace the national average. And we do also see that the federal defense spending that is going to be projected to happen is now going to exceed prior estimates, which could meaningfully offset some of the broader potential federal workforce reductions that Paul mentioned.

In terms of what we’ve been seeing actually in our portfolio year-to-date, occupancy has actually remained very strong in both the first and second quarter. Our occupancy in the DMV exceeded 96%. And as I mentioned in response to Cooper’s earlier question, year-to-date, we have had strong positive blended lease rate growth in our Virginia portfolio and we’ve seen positive blended lease rate growth in our Maryland portfolio. DC has remained DC properties remained a little bit flattish. But overall, the DMV has continued to perform well in terms of both occupancy and lease rate growth.

Q: Okay. Thank you for the color. And then, are you able to talk us through transfer taxes by your different submarkets as we think about the sale?

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

No, Jamie. I think, that information will be in the proxy and we’ll of course be submitting in due course.

Q: Okay. And then as we think about management incentives from a transaction, is that all baked into the fully diluted share count or are there going to be incremental incentives on a sale?

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Again, Jamie, I’d say all of the transaction costs that we’re estimating, we’ll have additional details on that in the proxy.

Q: Okay. All right.

Steve Freishtat - Executive Vice President and Chief Financial Officer, Elme Communities

Again, everything, all of the transaction costs that we expect are in the estimates that we have provided.

Q: Right. Okay. All right. Thank you and good luck with the execution and closing.

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Thank you, Jamie.

Operator

Thank you. That concludes our Q&A session. I will now hand the conference back to Paul McDermott, Chief Executive Officer for closing remarks. Please go ahead.

Paul McDermott - Chairman, President and Chief Executive Officer, Elme Communities

Thank you everyone for joining us today and we look forward to keeping you informed as we move forward with our plan to return capital to our shareholders.

Operator

Thank you. Everyone, this concludes today’s event. You may disconnect at this time and have a wonderful day. Thank you for your participation.

Forward-Looking and Cautionary Statements

Certain statements in contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Elme to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Additional factors which may cause the actual results, performance, or achievements of Elme to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements include, but are not limited to: the satisfaction or waiver of the conditions to closing the sale of a 19-asset portfolio by Elme to an affiliate of Cortland Partners, LLC (the “Portfolio Sale Transaction”) pursuant to the purchase and sale agreement for the Portfolio Sale Transaction; the possibility that Elme’s shareholders do not approve the Portfolio Sale Transaction and/or plan of sale and liquidation (the “Plan of Sale and Liquidation” and together with the Portfolio Sale Transaction, the “Proposed Transactions”) or that other conditions to the closing on all 19 of the properties included in the Portfolio Sale Transaction are not satisfied or waived at all or on the anticipated timeline; unanticipated difficulties or expenditures relating to the Proposed Transactions; changes in the amount and timing of the total liquidating distributions, including as a result of unexpected levels of transaction cost, delayed or terminated closings, liquidation costs or unpaid or additional liabilities and obligations; the inability to close our proposed new debt financing on the terms or timeline or for the amount anticipated; fees associated with the repayment of our existing indebtedness; the possibility of converting to a liquidating trust or other liquidating entity; the ability of our board of trustees to terminate the Plan of Sale and Liquidation, whether or not approved by shareholders; the response of our residents, tenants and business partners to the announcement of the Proposed Transactions; potential difficulties in employee retention as a result of announcement of the Proposed Transactions; the occurrence of any event, change or other circumstances that could give rise to the termination of the Portfolio Sale Transaction; the outcome of legal proceedings that may be instituted against Elme, its trustees and others related to the Proposed Transactions; the risk that disruptions caused by or relating to the Proposed Transactions will harm Elme’s business, including current plans and operations; risks relating to the market value of Elme’s common shares, including following approval of the Proposed Transactions by our shareholders; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the Proposed Transactions; restrictions during the pendency of the Portfolio Sale Transaction that may impact Elme’s ability to pursue certain business opportunities or strategic transactions; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Elme’s properties and potential illiquidity of Elme’s remaining real estate investments); whether or not the sale of one or more of Elme’s properties may be considered a prohibited transaction under the Internal Revenue Code of 1986, as amended; Elme’s ability to maintain its status as a real estate investment trust for U.S. federal income tax purposes; the occurrence of any event, change or other circumstances that could give rise to the termination of one or both of the Proposed Transactions; the risks associated with ownership of real estate in general and our real estate assets in particular; general economic and market developments and conditions; and volatility and uncertainty in the financial markets.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect Elme’s businesses in the “Risk Factors” section of Elme’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Elme from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. While forward-looking statements reflect Elme’s good faith beliefs, they are not guarantees of future performance. Elme undertakes no obligation to update its forward-looking statements or risk factors to reflect new information, future events, or otherwise.

Additional Information and Where to Find It

This communication relates to the Proposed Transactions, and may be deemed to be solicitation material in respect of the Proposed Transactions. In connection with the Proposed Transactions, Elme intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). The Proxy Statement will be sent to all shareholders of Elme. Elme will also file other documents regarding the Proposed Transactions with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF ELME ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Investors and shareholders of Elme may obtain copies of the Proxy Statement and other documents that are filed or will be filed by Elme with the SEC, free of charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Elme with the SEC will also be available, free of charge, on Elme’s website at www.elmecommunities.com or upon written request to Investor Relations, Elme Communities 7550 Wisconsin Ave, Suite 900, Bethesda, MD 20814.

Participants in the Solicitation

Elme, certain of its trustees, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Elme’s shareholders in connection with the Proposed Transactions. Information about Elme’s trustees and executive officers and their ownership of Elme’s common shares is set forth in Elme’s proxy statement for its Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 17, 2025. To the extent that holdings of Elme’s securities have changed since the amounts reported in Elme’s proxy statement, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the Proposed Transactions may be obtained by reading the Proxy Statement regarding the Proposed Transactions when it becomes available. You may obtain free copies of these documents using the sources indicated above.